Exhibit 99.10

THIRD AMENDMENT TO

THE PNC FINANCIAL SERVICES GROUP, INC.

INCENTIVE SAVINGS PLAN

WHEREAS, The PNC Financial Services Group, Inc. (the “Corporation”) sponsors The PNC Financial Services Group, Inc. Incentive Savings Plan (the “Plan”); and

WHEREAS, the Corporation has the authority under Article XIV to amend the Plan, and the Corporation wishes to amend the Plan as set forth below.

NOW, THEREFORE, IT IS RESOLVED, that the Plan is hereby amended as follows:

1.	Effective October 22, 2003, Section 1.17 of the Plan is amended to provide in its entirety as follows:

1.17 “Eligible Employee” means any Employee who has satisfied the requirement to become a Participant under Article II, other than execution of an Elective Contribution Agreement, but does not include: (i) leased employees (which, in accordance with Code Section 414(n) and effective January 1, 1997, means any person (other than an employee of the recipient) who pursuant to an agreement between the recipient and any other person has performed services for the recipient (or for the recipient and related persons determined in accordance with Section 414(n)(6) of the Code) on a substantially full-time basis for a period of at least one year, and such services are performed under primary direction or control by the recipient), (ii) student interns, (iii) effective January 1, 2002, other employees classified by an Employer as temporary employees, and (iv) effective for the period from October 22, 2003 through and including December 31, 2003, Employees of AdvisorPort, Inc. a Delaware corporation and wholly-owned subsidiary of PFPC Worldwide, Inc.

In all other respects, the provisions of the Plan are hereby ratified and remain in full force and effect.

Executed and adopted by The PNC Financial Services Group, Inc. by its duly authorized delegate this 22nd day of October, 2003.

/s/ WILLIAM E. ROSNER
William E. Rosner
Senior Vice President and Chief Human Resources Officer

FOURTH AMENDMENT TO

THE PNC FINANCIAL SERVICES GROUP, INC.

INCENTIVE SAVINGS PLAN

WHEREAS, The PNC Financial Services Group, Inc. (the “Corporation”) sponsors The PNC Financial Services Group, Inc. Incentive Savings Plan (the “Plan”); and

WHEREAS, the Corporation wishes to amend the Plan in order to (i) incorporate changes required by the Internal Revenue Service to the minimum distribution rules of qualified retirement plans, (ii) designate the employee stock ownership plan as including the part of the Plan through which matching contributions are made in BlackRock, Inc. common stock and (iii) provide for the reinvestment of dividends paid on BlackRock, Inc. common stock held by the Plan; and

WHEREAS, the Corporation has the authority under Article XIV to amend the Plan.

NOW, THEREFORE, IT IS RESOLVED, that the Plan is hereby amended as follows effective as of the dates set forth below:

1. Section 8.2 of the Plan is amended effective January 1, 2003 in its entirety as follows:

8.2. Minimum Distributions

(a) With respect to a Participant who attains age 70½ while actively employed by the Employer, distribution must commence as follows:

(i) For a Participant who is a “5-percent owner” (as defined in Section 416(i)(1)(B)(i) of the Code), not later than April 1 of the calendar year following the calendar year in which the 5-percent owner attains age 70 1/2, regardless of whether or not the Participant has retired.

(ii) For a Participant who is not a 5-percent owner or for a terminated Participant, not later than April 1 of the calendar year following the calendar year in which the later of retirement or attainment of age 70 1/2 occurs.

(b) Precedence. The requirements of this Section 8.2 will take precedence over any inconsistent provisions of the Plan.

(c) Requirements of Treasury Regulations Incorporated. All distributions required under this subsection will be determined and made in accordance with the Treasury regulations under Section 401(a)(9) of the Code.

(d) TEFRA Section 242(b)(2) Elections. Notwithstanding the other provisions of this Section 8.2, distributions may be made under a designation made before January 1, 1984, in accordance with section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (TEFRA) and the provisions of the Plan that relate to section 242(b)(2) of TEFRA.

(e) Required Beginning Date. The Participant’s entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant’s required beginning date.

(f) Death of Participant Before Distributions Begin. If the Participant dies before distributions begin, the Participant’s entire interest will be distributed, or begin to be distributed, no later than as follows:

(i) If the Participant’s surviving spouse is the Participant’s sole designated beneficiary, distributions to the surviving spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70 1/2, if later.

(ii) If the Participant’s surviving spouse is not the Participant’s sole designated beneficiary, distributions to the designated beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.

(iii) If there is no designated beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(iv) If the Participant’s surviving spouse is the Participant’s sole designated beneficiary and the surviving spouse dies after the Participant but before distributions to the surviving spouse begin, this subsection (f), other than subsection (f)(i), will apply as if the surviving spouse were the Participant.

For purposes of this subsection (f) and for purposes of required minimum distributions made after a Participant’s death (subsections (j) and (k) below), unless subsection (f)(iv) applies, distributions are considered to begin on the Participant’s required beginning date. If subsection (f)(iv) applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under subsection (f)(i). If distributions under an annuity purchased from an insurance company irrevocably commence to the Participant before the Participant’s required beginning date (or to the Participant’s surviving spouse before the date distributions are required to begin to the surviving spouse under section subsection (f)(i)), the date distributions are considered to begin is the date distributions actually commence.

(g) Forms of Distribution. Unless the Participant’s interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the required beginning date, as of the first distribution calendar year distributions will be made in accordance with subsections (h), (i), (j) and (k) of this Section 8.2. If the Participant’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of Section 401(a)(9) of the Code and the Treasury regulations.

(h) Amount of Required Minimum Distribution For Each Distribution Calendar Year. During the Participant’s lifetime, the minimum amount that will be distributed for each distribution calendar year is the lesser of:

(i) The quotient obtained by dividing the Participant’s account balance by the distribution period in the Uniform Lifetime Table set forth in Section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s age as of the Participant’s birthday in the distribution calendar year; or

(ii) If the Participant’s sole designated beneficiary for the distribution calendar year is the Participant’s spouse, the quotient obtained by dividing the Participant’s account balance by the number in the Joint and Last Survivor Table set forth in Section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s and spouse’s attained ages as of the Participant’s and spouse’s birthdays in the distribution calendar year.

(i) Lifetime Required Minimum Distributions Continue Through Year of Participant’s Death. Required minimum distributions will be determined under subsections (h) and (i) beginning with the first distribution calendar year and up to and including the distribution calendar year that includes the Participant’s date of death.

(j) Death On or After Date Distributions Begin.

(i) Participant Survived by Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s account balance by the longer of the remaining life expectancy of the Participant or the remaining life expectancy of the Participant’s designated beneficiary, determined as follows:

(A) The Participant’s remaining life expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(B) If the Participant’s surviving spouse is the Participant’s sole designated beneficiary, the remaining life expectancy of the surviving spouse is calculated for each distribution calendar year after the year of the Participant’s death using the surviving spouse’s age as of the spouse’s birthday in that year. For distribution calendar years after the year of the surviving spouse’s death, the remaining life expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse’s birthday in the calendar year of the spouse’s death, reduced by one for each subsequent calendar year.

(C) If the Participant’s surviving spouse is not the Participant’s sole designated beneficiary, the designated beneficiary’s remaining life expectancy is calculated using the age of the beneficiary in the year following the year of the Participant’s death, reduced by one for each subsequent year.

(ii) No Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is no designated beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s account balance by the Participant’s remaining life expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(k) Death Before Date Distributions Begin.

(i) Participant Survived by Designated Beneficiary. If the Participant dies before the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s account balance by the remaining life expectancy of the Participant’s designated beneficiary, determined as provided in subsection (j).

(ii) No Designated Beneficiary. If the Participant dies before the date distributions begin and there is no designated beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(iii) Death of Surviving Spouse Before Distributions to Surviving Spouse Are Required to Begin. If the Participant dies before the date distributions begin, the Participant’s surviving spouse is the Participant’s sole designated beneficiary, and the surviving spouse dies before distributions are required to begin to the surviving spouse under section (f)(i), this subsection (k) will apply as if the surviving spouse were the Participant.

(l) Designated Beneficiary. The individual who is designated as the beneficiary under the Plan and is the designated beneficiary under Section 401(a)(9) of the Internal Revenue Code and Section 1.401(a)(9)-1, Q&A-4, of the Treasury regulations.

(m) Distribution Calendar Year. A calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first distribution calendar year is the calendar year immediately preceding the calendar year which contains the Participant’s required beginning date. For distributions beginning after the Participant’s death, the first distribution calendar year is the calendar year in which distributions are required to begin under subsection (f). The required minimum distribution for the Participant’s first distribution calendar year will be made on or before the Participant’s required beginning date. The required minimum distribution for other distribution calendar years, including the required minimum distribution for the distribution calendar year in which the Participant’s required beginning date occurs, will be made on or before December 31 of that distribution calendar year.

(n) Life Expectancy. Life expectancy as computed by use of the Single Life Table in Section 1.401(a)(9)-9 of the Treasury regulations.

(o) Participant’s Account Balance. The Account Balance as of the last valuation date in the calendar year immediately preceding the distribution calendar year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the Account Balance as of dates in the valuation calendar year after the valuation date and decreased by distributions made in the valuation calendar year after the valuation date. The Account Balance for the valuation calendar year includes any amounts rolled over or transferred to the plan either in the valuation calendar year or in the distribution calendar year if distributed or transferred in the valuation calendar year.

(p) The above Section 8.2 applies for purposes of determining required minimum distributions for distribution calendar years beginning with the 2003 calendar year.

2. Article XVII of the Plan is amended effective December 1, 2003 in its entirety as follows:

ARTICLE XVII

EMPLOYEE STOCK OWNERSHIP PLAN

17.1	Definitions of Terms Used in This Article XVII

The following word or phrases as used herein shall have the following meanings, unless a different meaning clearly is required by the context. Otherwise, capitalized terms used in this Article XVI have the meanings assigned to them in Article I.

(a) “ESOP” shall mean and be designated as the part of the Plan through which Matching Contributions in Corporation Stock or BlackRock Stock shall be made and any part of the Plan invested at any time in Corporation Stock or in BlackRock Stock.

(b) “Loan” shall mean any loan to the Trustee made or guaranteed by a disqualified person (within the meaning of Section 4975(e)(2) of the Code) for the purpose of permitting the Trustee to finance or refinance the purchase of Corporation Stock or BlackRock Stock, including, but not limited to, a direct loan or cash, a purchase-money transaction, an assumption of an obligation of the Trustee, an unsecured guarantee or the use of assets of a disqualified person (within the meaning of Section 4975(e)(2) of the Code) as collateral for a loan.

(c) “Participating Employer Contribution” shall mean a contribution of Corporation Stock or BlackRock Stock or cash by a Participating Employer to the ESOP.

17.2	Effective Date of ESOP

Except to the extent provided otherwise in this Article XVII, the effective date of the ESOP created by this Article XVII and all provisions in this Article, shall be September 15, 1989, except that the effective date of provisions of this Article relating to BlackRock Stock shall be December 1, 2003.

17.3	Participating Employer Contributions

(a)	Timing of Participating Employer Contributions

Each Participating Employer may make discretionary Participating Employer Contributions to the ESOP in cash or Corporation Stock or BlackRock Stock at such times and in such amounts as the board of directors of each Participating Employer shall determine.

In the event that a Loan is made to the Trustee, each Participating Employer shall make Participating Employer Contributions to the ESOP in cash in such amounts and at such times as will enable the Trustee to pay principal and/or interest on any such Loans as they are due, but only to the extent the principal and interest on any such Loan is not paid by means of a dividend on Corporation Stock or BlackRock Stock held as collateral for such Loan.

(b)	Deductibility

All Participating Employer Contributions to the Trust are conditioned on the deductibility of such contributions, and no Participating Employer Contribution shall be made in excess of the maximum amount allowable as a deduction for federal income tax purposes.

(c)	Participating Employer Loan to ESOP

In the event that deductible Participating Employer Contributions are insufficient to enable the Trustee to pay principal and interest on such Loan as it is due and not paid by means of a dividend on Corporation Stock or BlackRock Stock held as collateral for such Loan, then upon the Trustee’s request the Participating Employer shall make a Loan to the ESOP, as described in Treasury Regulation Section 54.4975-7(b)(4)(iii), in sufficient amounts to meet such principal and interest payments. The new Loan shall also meet all requirements of an “exempt loan” within the meaning of Treasury Regulation Section 54.4975-7(b)(1)(iii). Corporation Stock or BlackRock Stock released from the pledge of the prior Loan as a result of the payment of principal and interest with the proceeds of a new Loan shall be pledged as collateral to secure the new Loan. Such Corporation Stock or BlackRock Stock will be released from this new pledge and allocated to the Accounts of the Participants in accordance with applicable provisions of the ESOP.

17.4	Participant Contributions

No Participant shall be required or permitted to make contributions to the ESOP.

17.5	Investment of ESOP Assets

Assets held under the ESOP will be invested in Corporation Stock or in BlackRock Stock, subject to the special election for Participants attaining age 50 contained in Section 6.1(b) of the Plan.

17.6	Purchases of Corporation Stock or BlackRock Stock

All purchases of Corporation Stock or BlackRock Stock by the Trustee will be made at a price that does not exceed the fair market value of such Corporation Stock or BlackRock Stock. The determination of fair market value of Corporation Stock or BlackRock Stock for all purposes under the Plan shall be made by the Trustee based upon (i) the public sale price on the New York Stock Exchange at the time of purchase or (ii) if the purchase occurs at a time when the New York Stock Exchange is closed, the closing price on the New York Stock Exchange on the prior trading day.

17.7	Sales of Corporation Stock or BlackRock Stock

The Trustee may sell or resell shares of Corporation Stock or BlackRock Stock to any person, including the Corporation or BlackRock, Inc., provided that such sales will be made at not less than the fair market value as determined under Section 17.6, and no commission will be charged. Any such sale shall be made in conformance with Section 408(e) of ERISA. All sales proceeds of allocated Corporation Stock or BlackRock Stock will be credited to the Matching Contribution Accounts of the Participants on whose behalf such sales were made and shall be distributed in accordance with this Plan.

17.8	Exempt Loans

(a)	Terms of Loans

Any Loan obtained by the Trustee shall meet all requirements necessary to constitute an “exempt loan” within the meaning of Treasury Regulation Section 54.4975-7(b)(7) and shall be used primarily for the benefit of the Participants and their Beneficiaries. The proceeds of any Loan shall be used, within a reasonable time after the Loan is obtained, only to purchase Corporation Stock or BlackRock Stock, repay the Loan and/or repay any prior Loan. The number of years to maturity under the Loan must be definitely ascertainable at all times. Any Loan shall provide for no more than a reasonable rate of interest, as determined under Treasury Regulation Section 54.4975-7(b)(7). Any Loan must be without recourse against the ESOP assets other than Corporation Stock or BlackRock Stock acquired with the proceeds of the Loan and shares of Corporation Stock or BlackRock Stock that were used as collateral on a prior Loan repaid with the proceeds of the current Loan.

(b)	Release of Pledged Stock from Suspense Account

The Corporation Stock or BlackRock Stock pledged under Section 17.8(a) above, shall be placed in a suspense account. Shares so pledged may be released monthly in advance of actual payment on the Loan; provided, however, that in no event will the release of shares for a Plan Year be (i) less than the amount provided under the general rule or special rule below, as the case may be, or (ii) in an amount in excess of the Participating Employers’ Matching Contributions.

Except as provided in subparagraph (3) of this Section 17.8(b), once the Administrative Committee has selected either the general rule or special rule, that rule shall be used exclusively for the release of pledged shares of Corporation Stock or BlackRock Stock acquired with the proceeds of that particular Loan.

(1)	General Rule

For each Plan Year during the duration of the Loan, the Administrative Committee shall withdraw from the suspense account a number of shares of Corporation Stock or BlackRock Stock equal to the total number of shares held in the suspense account immediately prior to the withdrawal multiplied by a fraction (i) the numerator of which is the amount of principal and interest paid for the Plan Year and (ii) the denominator of which is the sum of the numerator plus the principal and interest to be paid for all future years.

(2)	Special Rule

(A) For each Plan Year, the Administrative Committee shall withdraw from the suspense account a number of shares of Corporation Stock or BlackRock Stock equal to the total number of such shares held in the suspense account immediately prior to the withdrawal multiplied by a fraction (i) the numerator of which is the amount of principal paid for the Plan Year and (ii) the denominator of which is the sum of the numerator plus the principal to be paid for all future Plan Years.

(B) The Administrative Committee may select the special rule only if (I) the Loan provides for annual payments of principal and interest at a cumulative rate that is not less rapid at any time than level annual payments of such amounts for ten years, (II) the interest included in any payment is disregarded only to the extent that it would be determined to be interest under standard loan amortization tables and (III) by reason of a renewal, extension or refinancing, the sum of the expired duration of the original Loan, any renewal period, any extension period and the duration of any new Loan does not exceed ten years.

(3)	In determining the number of shares to be released for any Plan Year under either the general rule or special rule:

(A) the number of future years under the Loan must be definitely ascertainable and must be determined without taking into account any possible extensions or renewal periods;

(B) if the Loan provides for a variable interest rate, the interest to be paid for all future Plan Years must be computed by using the interest rate applicable as of the end of the Plan Year for which the determination is being made; and

(C) if the Corporation Stock or BlackRock Stock allocated to the suspense account includes more than one class of shares, the number of shares of each class to be withdrawn for a Plan Year from the suspense account must be determined by applying the applicable fraction provided for above to each such class.

(b)	Payments of Principal and Interest

Payments of principal and interest on any such Loan during a Plan Year shall be made by the Trustee only from (i) any dividends attributable to Corporation Stock or BlackRock Stock given as collateral for a Loan, (ii) Participating Employer Contributions and earnings from such Participating Employer Contributions made to the ESOP to meet the Plan’s obligation under a Loan and (iii) the proceeds of a subsequent Loan made to repay a prior Loan. Such Participating Employer Contributions and earnings must be accounted for separately by the Plan until the Loan is repaid.

(c)	Restriction on ESOP Shares

Notwithstanding any amendment to or termination of the ESOP which causes it to cease to qualify as a leveraged employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code, no share of Corporation Stock or BlackRock Stock acquired with the proceeds of a Loan obtained by the Trust to purchase Corporation Stock BlackRock Stock may be subject to a put, call, or other option, or buy-sell or similar arrangement while such shares are held by and when distributed from the ESOP.

17.9	Allocations to Participants’ Accounts

(a)	Corporation Stock or BlackRock Stock

The Matching Contribution Account maintained for each Participant will be credited with the Participant’s allocated share as determined under Section 17.10 of Corporation Stock or BlackRock Stock (including fractional shares) purchased and paid for by the ESOP or contributed in kind to the ESOP and with any dividends on Corporation Stock or BlackRock Stock allocated to the Participant’s Matching Contribution Account, except as described in Section 7.14. Corporation Stock acquired by the Trustee with the proceeds of a Loan shall be allocated in accordance with Section 17.10 to the Matching Contribution Accounts of Participants as the Corporation Stock or BlackRock Stock is released from suspense accounts as provided in Section 17.8(b); provided, however, that no portion of the ESOP assets attributable to (or allocable in lieu of) Corporation Stock or BlackRock Stock acquired in a sale to which Code Sections 1042 or 2057 apply may be allocated to the Accounts of any Participant who owns (after application of Code

Section 318(a) without regard to the employee trust exception contained in Code Section 318(a)(2)(B)(i)) more than 25 percent of the voting control or value of any class of stock of any Related Entity at any time during the one-year period ending on the date of such sale or on the date when the allocation of such Corporation Stock or BlackRock Stock otherwise would occur.

In addition, during the “nonallocation period,” no portion of the ESOP assets attributable to (or allocable in lieu of) Corporation Stock or BlackRock Stock so acquired may be allocated to the Accounts of (i) the selling shareholder or (ii) any individual who is “related” (within the meaning of Code section 267(b)) to the selling shareholder. The “nonallocation period” is the ten year period beginning on the later of (a) the date of such sale or (b) the date of the allocation of Corporation Stock or BlackRock Stock so acquired attributable to the final payment of a Loan, the proceeds of which were used to purchase such Corporation Stock or BlackRock Stock.

(b)	Dividends

If dividends paid on shares of Corporation Stock or BlackRock Stock are used to make a Loan payment, shares released from the suspense account as provided in Section 17.8(b) shall be allocated to Participants’ Matching Contribution Accounts in accordance with the provisions of Section 17.10(b). Dividends paid on shares of Corporation Stock or BlackRock Stock which are not used to make a Loan payment shall be allocated to Participants’ Matching Contribution Accounts in the same manner as Participating Employer Contributions are allocated under provisions of Section 17.10(a), except as described in Section 7.14.

17.10	Allocable Shares

(a)	Corporation Stock or BlackRock Stock

Participating Employer Contributions which are not used to pay principal and interest on a Loan first shall be allocated to a Participant’s Matching Contribution Account to the extent necessary to fund the Matching Contribution required pursuant to Section 3.3 of the Plan. To the extent that any additional Participating Employer Contributions remain unallocated in excess of the amount necessary to fund the Matching Contribution required pursuant to Section 3.3 of the Plan, the Matching Contribution shall be increased in increments of .01 a percentage point until the Participating Employer Contribution is completely allocated among Participants’ Matching Contribution Accounts.

Corporation Stock or BlackRock Stock acquired with the proceeds of a Loan and released from the suspense account as a result of a Participating Employer Contribution used to pay principal or interest on such Loan shall be allocated to a Participant’s Matching Contribution Account based on the amount of Matching Contribution to be made under Section 3.3 of the Plan.

(b)	Dividends

For purposes of subsection 17.9(b), if dividends paid on shares of Corporation Stock or BlackRock Stock which have not been allocated to a Participant’s Account are used to make a Loan payment, shares released from the suspense account as provided in

Subsection 17.8(b) shall be allocated to a Participant’s Matching Contribution Account in the same manner as Participating Employer Contributions as set forth in subsection 17.10(a) above. For purposes of subsection 17.9(b), if dividends paid on shares of Corporation Stock or BlackRock Stock which have been allocated to a Participant’s Account are used to make a Loan payment, shares released from the suspense account as provided in subsection 17.8(b) shall be treated as earnings on the Participant’s Matching Contributions and shall be allocated to a Participant’s Matching Contribution Account in the same manner as any other earnings on the Participant’s Matching Contributions.

Notwithstanding any provision to the contrary, the fair market value of the Corporation Stock or BlackRock Stock allocated to a Participant’s Matching Contribution Account with respect to dividends paid on Corporation Stock or BlackRock Stock allocated to such Account may not be less than the amount of dividends which otherwise would have been allocated.

17.11	Accounting for Allocations

The Administrative Committee shall adopt accounting procedures for the purpose of making the allocations, valuations, and adjustments to Participants’ Matching Contribution Accounts provided for in this Article. Except as provided in Treasury Regulation Section 54.4975-11, Corporation Stock or BlackRock Stock acquired by the Plan shall be accounted for as provided under Treasury Regulation Section 1.402(a)-1(b)(2)(ii), allocations of Corporation Stock or BlackRock Stock shall be made separately, and the Administrative Committee shall maintain adequate records of the cost basis of all shares of Corporation Stock or BlackRock Stock allocated to each Participant’s Matching Contribution Account and furnish such information to the Trustee regarding the same as may be necessary to allow the Trustee to perform its duties under this Section 17.11 upon the written request of the Trustee. From time to time, the Administrative Committee may modify the accounting procedures for the purpose of achieving equitable and nondiscriminatory allocations among the Matching Contribution Accounts of Participants in accordance with the general concepts of the Plan and the provisions of this Section.

17.12	Form of Distribution

The distribution in kind of a Participant’s Matching Contribution Account as provided in Section 8.4 is conditioned upon the availability of ESOP assets that are sufficiently liquid to effectuate such distribution without jeopardizing the financial position of the ESOP and taking into account debt service requirements of any Loan then outstanding.

17.13	Voting Corporation Stock or BlackRock Stock

The Trustees shall vote any full and partial shares of Corporation Stock or BlackRock Stock credited to a Participant’s Account in accordance with the direction of such Participant. Such direction must be made in the manner prescribed by the Plan Manager or Administrative Committee. Any shares for which the Trustees do not receive instruction (including unallocated shares) shall be voted by the Trustees in the exercise of their sole discretion. When Participants or Beneficiaries are entitled to direct the manner in which voting rights of allocated Corporation Stock or BlackRock Stock are to be exercised, the Corporation or BlackRock, Inc. shall furnish the Trustee and the Participant or Beneficiary with a notice or information statement which complies with applicable law and the Corporation’s or BlackRock, Inc.’s charter and by-laws as applicable to security holders in general.

17.14	Dividend Election

Effective January 1, 2002 with respect to Corporation Stock and effective December 1, 2003 with respect to BlackRock Stock, in accordance with Section 622 of the Economic Growth Tax Relief and Reconciliation Act of 2001 (EGTRRA) and IRS Notice 2002-2, a Participant may make an annual election in accordance with Plan procedures to either (i) receive in cash any dividends paid on Corporation Stock or BlackRock Stock held by the ESOP or (ii) have those dividends reinvested in shares of Corporation Stock or BlackRock Stock to be held in the Participant’s Account. A Participant who does not make an affirmative election to receive dividends in cash will be deemed to have chosen to have those dividends reinvested.

IN WITNESS WHEREOF, this Fourth Amendment to The PNC Financial Services Group, Inc. Incentive Savings Plan is adopted by The PNC Financial Services Group, Inc. by the Personnel and Compensation Committee of the Board of Directors, and the terms and provisions of said Plan as so amended are ratified and approved by said committee, this 19th day of November, 2003.

FIFTH AMENDMENT TO THE

PNC FINANCIAL SERVICES GROUP, INC. PENSION PLAN

WHEREAS, The PNC Financial Services Group, Inc. (the “Corporation”) sponsors The PNC Financial Services Group, Inc. Pension Plan (the “Plan”); and

WHEREAS, the Corporation has the authority under Article IX to amend the Plan, and the Corporation wishes to amend the Plan as set forth below.

NOW, THEREFORE, IT IS RESOLVED, that the Plan is hereby amended as follows:

1. Effective December 19, 2003, Section 1.21 of the Plan is amended to provide in its entirety as follows:

1.21 “Eligible Employee” shall mean any Employee shall mean any Employee, but does not include: (i) Employees covered by a collective bargaining agreement where retirement benefits were the subject of good faith bargaining; (ii) leased employees (as defined in Code Section 414(n)), (iii) effective July 31, 1998, Employees hired and classified by the Employer as construction laborers, (iv) effective February 1, 2001, Employees who on January 31, 2001 satisfied all of the following: (A) they were employed by PNC Mortgage Corp. of America or PNC Mortgage Securities Corp., (B) they were on long-term disability leave and (C) were eligible to participate in the PNC Retirement Savings Plan, (v) effective January 1, 2002, employees classified by an Employer as temporary employees, (vi) prior to September 28, 2001, Employees eligible to participate in the PNC Retirement Savings Plan; (vii) effective for the period from October 22, 2003 through and including December 31, 2003, Employees of AdvisorPort, Inc. a Delaware corporation and wholly-owned subsidiary of PFPC Worldwide, Inc.; and (viii) effective for the period beginning on January 1, 2004 and ending on March 31, 2004, Employees of United National Bancorp, its subsidiaries and affiliates, whose employment with PNC begins on or about January 1, 2004 a result of the merger of United National Bancorp and PNC or whose employment begins during said period as a result of being hired during said period and whose compensation is paid from the former United payroll during said period, and such Employees shall first be Eligible Employees on April 1, 2004.

In all other respects, the provisions of the Plan are hereby ratified and remain in full force and effect.

Executed and adopted by The PNC Financial Services Group, Inc. by its duly authorized delegate this 19th day of December, 2003.

/s/ William E. Rosner
William E. Rosner
Senior Vice President and Chief Human Resources Officer